================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                             ANNIE'S HOMEGROWN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:
     Common Stock
________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:
     270,220
________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $2.00 per share, based on the most recent known purchase price of the Company's Common Stock.
________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:
     $540,440
________________________________________________________________________________
5)   Total fee paid:
     $108.09
________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials.

     [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:     $108.09
________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:
               Schedule 13e-3 filed concurrently
________________________________________________________________________________
          3)   Filing Party:  Annie's Homegrown, Inc.
________________________________________________________________________________
          4)   Date Filed:   July 3, 2001
________________________________________________________________________________

SEC 1913 (3-99)
================================================================================

                             ANNIE'S HOMEGROWN, INC.
                                 395 MAIN STREET
                         WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 224-1172

                        ---------------------------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 23, 2001


         Notice is hereby given that a Special Meeting of Stockholders of Annie's Homegrown, Inc., a Delaware corporation ("Annie's"), will be held on Monday, July 23, 2001, at noon (Boston Time) at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts 02109, to (I) amend Annie's Certificate of Incorporation, as amended, to reflect a 1 for 2,000 reverse stock split of the Company's Common Stock, par value $0.001, and the issuance of scrip in lieu of fractional shares to holders who, as a result of that split, hold less than one share of Annie's Common Stock; and (II) consider and act upon any other business that may properly come before the Special Meeting.

         Reference is hereby made to the accompanying Proxy Statement for more complete information concerning the matters to be acted upon at the Special Meeting.

         Only holders of record of Annie's Series A Convertible Preferred Stock, $2.00 par value per share, and Common Stock, $0.001 par value per share, at the close of business on June 8, 2001 will be entitled to vote at the Special Meeting and any adjournments thereof.

         Stockholders are requested to complete, sign, date, and return the enclosed proxy card in the enclosed envelope. Alternatively, stockholders may grant a proxy by following the telephone or Internet instructions set forth on the face of the proxy card.




                                             By Order of the Board of Directors



                                             John Foraker, Chairman of the Board




Wakefield, Massachusetts
July 13, 2001

                             ANNIE'S HOMEGROWN, INC.
                                 395 MAIN STREET
                         WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 224-1172

                        ---------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 23, 2001


         Proxies in the form enclosed with this Proxy Statement are being solicited by the Board of Directors of Annie's Homegrown, Inc., a Delaware corporation ("Annie's"), for use at a Special Meeting of Stockholders of Annie's to be held at noon (Boston Time) on Monday, July 23, 2001, at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts 02109, and any adjournments thereof (the "Meeting"). This proxy is dated July 13, 2001.

         Only holders of record as of the close of business on June 8, 2001 (the "Record Date"), of Annie's Common Stock, $0.001 par value per share (the "Common Stock") and Series A Convertible Preferred Stock, $2.00 par value per share (the "Preferred Stock"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, 4,709,768 shares of Common Stock and 1,000,000 shares of Preferred Stock were issued and outstanding. Holders of Common Stock and Preferred Stock are entitled to one vote per share held by them, and holders of Common Stock and Preferred Stock generally vote together as a class on all matters. However, with respect to approval of the amendment of the Certificate of Incorporation (which will result in a reverse split of the Common Stock), approval of both a majority of the Common Stock and a majority of the Preferred Stock will be required.

         Stockholders may vote in person or by proxy. Granting a proxy does not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke his or her proxy by (I) filing a later-dated proxy or a written notice of revocation with Annie's Secretary at the address set forth above at any time before the original proxy is exercised, or (II) voting in person at the Meeting.

         Stockholders will also consider and act upon such other business as may properly come before the Meeting. Annie's Board of Directors knows of no other matters to be presented at the Meeting.

         The persons named as attorneys in the proxy are Mr. John Foraker and Mr. Paul Nardone. Mr. Foraker is the Chairman of Annie's Board of Directors and is the Chief Executive Officer of Homegrown Natural Foods, Inc., a California corporation that has the right to vote 63.23% of the voting securities of Annie's. Mr. Nardone is the President and Chief Executive Officer of Annie's and is also a member of Annie's Board of Directors.

         Expenses associated with the solicitation of proxies pursuant to this Proxy Statement will be borne by Annie's. Employees of Annie's will assist in the solicitation of proxies, however employees will not receive any additional or alternate compensation with respect to any such efforts.

VOTING PROCEDURES.

         Mr. Foraker and/or Mr. Nardone will vote all shares represented by properly executed proxies returned in time to be counted at the Meeting. The presence, in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock and Preferred Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business.

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting as specified in such proxies. Shares represented by proxy where on which no instructions are provided will be voted FOR the amendment to Annie's Certificate of Incorporation. If any other matter should be presented at the Meeting upon which a vote may properly be taken, including any proposal to adjourn the Meeting, Mr. Foraker and/or Mr. Nardone will vote shares represented by all proxies received by the

Board of Directors in accordance with their judgment.

         Votes at the Meeting will be tabulated by one or more independent inspectors of elections appointed by Annie's Board of Directors.

         The affirmative vote of the majority of shares present (in person or represented by proxy) and voting on the amendment to the Certificate of Incorporation is required for approval. Shares voted to abstain, since they are not affirmative votes for the matter, will have the same effect as votes against the matter. Stockholders will not have appraisal or dissenters' rights with respect to the amendment to the Certificate of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.

         The following table sets forth, as of June 8, 2001, certain information regarding the ownership of Annie's voting securities by (I) each person who, to the knowledge of Annie's, beneficially owned more than 5% of Annie's voting securities outstanding on such date, (II) each director of Annie's, (III) each executive officer of Annie's, and (IV) all directors and executive officers as a group.





                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                                       AMOUNT AND NATURE      PERCENT OF COMMON
                                         OF BENEFICIAL         STOCK ON AN AS
NAME AND ADDRESS (1)                    OWNERSHIP (2)(3)     CONVERTED BASIS (4)
--------------------                   -----------------     -------------------
Homegrown Natural Foods, Inc. (5)          3,577,691                63.23%
c/o John Foraker, CEO
854 "A" Street
Davis, CA 94952

Ann E. Withey (6)
c/o Annie's Homegrown Inc.                   788,542                13.94%
395 Main Street
Wakefield, MA  01880

Paul Nardone (7)                              42,946                     *

Neil Raiff (8)                                71,172                 1.25%

Ronald L. Cheney(9)                          100,104                 1.76%

Ellen Ambrose(10)                             17,500                     *

C. Richard Lemon(11)                               0                     -

Michael Moone(12)                                  0                     -

All directors and executive officers       4,597,955                79.83%
as a group (8 persons) (13)
------------------
*  Less than 1% of total voting securities.

(1)  Addresses are provided only for 5% or more beneficial owners.
(2) Except as otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares shown as owned, based on information provided to Annie's by the persons or entities named in the table.
(3) Shares of Common Stock subject to stock options exercisable within 60 days of June 8, 2001 are deemed outstanding for computing the percentage of the person or group holding such securities.
(4) Percentage of beneficial ownership is calculated on the basis of the amount of outstanding securities (Common and Preferred Stock) on June 8, 2001 (5,657,808), plus, for each person or group, any securities that such person or group has the right to acquire within 60 days pursuant to stock options or other rights.
(5) Includes all stock subject to an Irrevocable Proxy Agreement that Mr. Andrew Martin (1,411,109 shares) and Ms. Ann Withey (617,418 shares) granted to Homegrown Holdings Corp., now known as Homegrown Natural Foods, Inc., in conjunction with a Stock Collar Agreement, dated December 2, 1999 (described below). Homegrown Natural Foods, Inc. has full power and authority to vote the shares subject to an Irrevocable Proxy on behalf of Mr. Martin and Ms. Withey (also described below). Mr. Foraker, Chairman of Annie's Board of Directors, is also the Chief Executive Officer of Homegrown Natural Foods, Inc.
(6) Ms. Withey is a director of Annie's. All of Ms. Withey's Common Stock is subject to Stock Transfer Instructions, dated July 27, 1995, and as amended described below. Certain loans by Annie's to Ms. Withey are secured by the Common Stock received upon exercise of certain option grants (described below). 617,418 shares of Ms. Withey's Common Stock are subject to a Stock Collar Agreement and Irrevocable Proxy with Homegrown Natural Foods, Inc.
(7) Mr. Nardone is a director of Annie's. The figure above includes the vested portion (42,946 shares) of a non-qualified stock option to purchase 107,366 shares of Annie's Common Stock under Annie's 1996 Stock Plan for an exercise price of $0.01. Mr. Nardone also holds 12,500 shares of Common Stock of Homegrown Natural Foods, Inc. (less than 1% of the outstanding Common Stock of Homegrown Natural Foods, Inc.), which he returned to Homegrown Natural Foods, Inc. on June 29, 2001.
(8) Mr. Raiff is the Chief Financial Officer of Annie's. The figure above includes the vested portion (18,949 shares) of a non-qualified stock option to purchase 47,368 shares of Annie's Common Stock under Annie's 1996 Stock Plan for an exercise price of $0.01 per share.
(9) Mr. Cheney is a director of Annie's. The figure above includes 22,500 shares of Common Stock issuable upon exercise of certain options granted pursuant to Annie's Non-Employee Directors' Stock Option Plan.
(10) Ms. Ambrose is a director of Annie's. The figure above includes 17,500 shares of Common Stock issuable upon exercise of certain options granted pursuant to Annie's Non-Employee Directors' Stock Option Plan. Ms. Ambrose also holds 2,5000 shares of Series A Preferred Stock and options to purchase 5,000 shares of Common Stock of Homegrown Natural Foods, Inc. and is a director of Homegrown Natural Foods, Inc.
(11) Mr. Lemon is a director of Annie's and a director of Dickenson Peatman & Fogarty, a law firm that represents Homegrown Natural Foods, Inc. Mr. Lemon also holds 30,989 shares of Series A Preferred Stock and options to purchase 13,733 shares of Common Stock of Homegrown Natural Foods, Inc.
(12) Mr. Moone is a director of Annie's and a director of Homegrown Natural Foods, Inc. Mr. Moone also holds 488,402 shares of Series A Preferred Stock and options to purchase 103,333 shares of Common Stock of Homegrown Natural Foods, Inc.
(13) Includes 101,895 shares of Common Stock issuable upon exercise of certain options granted to directors and executive officers pursuant to Annie's various Stock Option Plans.

         In July 1995, and as a condition to qualification imposed by the Office of the Secretary of State (Securities Division) of the Commonwealth of Massachusetts for Annie's then upcoming direct public offering, Annie's co-founders, Ms. Ann Withey and Mr. Andrew Martin, each delivered to Annie's stock transfer agent certificates representing 750,000 of their shares of Annie's Common Stock (the "Initial Subject Shares"). In addition to the Initial Subject Shares, they presented certain Stock Transfer

Instructions to Annie's transfer agent relating to the disposition and transfer of the Initial Subject Shares, as described below. Pursuant to an addendum to those Stock Transfer Instructions, the co-founders' other shares of Common Stock (the "Additional Subject Shares") were also subjected to the Stock Transfer Instructions. The Commonwealth of Massachusetts is not a party to the Stock Transfer Instructions.

         The Initial Subject Shares and the Additional Subject Shares do not have any right, title, interest or participation in the assets of Annie's in the event of a dissolution, liquidation, reorganization, exchange or any other transaction or proceeding which results in a distribution of the assets of Annie's until the holders of all shares of Common Stock not covered by the Stock Transfer Instructions have received an amount equal to the public offering price, $6.00 per share.

         The stock transfer instructions provide that on July 27, 2001, 2002, 2003, and 2004, 25% of those shares will become freely transferable. Additionally, each co-founder may transfer, within any three-month period, a number of the Additional Subject Shares that would equal 1% of Annie's Common Stock then outstanding.

         The Initial Subject Shares and the Additional Subject Shares may also become transferable upon certification by Annie's Chief Financial Officer that any of the following has been achieved: (I) for two consecutive fiscal years Annie's has minimum annual earnings equal to $0.30 per share; (II) for five consecutive fiscal years, Annie's has an average minimum annual earnings of $0.30 per share; or (III) Annie's shares have traded on a United States stock exchange at a price at least equal to $10.50 (adjusted for stock splits, stock dividends and recapitalizations) for at least 90 consecutive trading days. No such certification has occurred.

         Shares subject to the Stock Transfer Instructions may be transferred upon death or by gift to family members if the shares remain subject to the restrictions described above. Shares subject to the Stock Transfer Instructions continue to have all voting rights to which those shares are entitled. Annie's will withhold any dividends on Ms. Withey's and Mr. Martin's shares subject to the Stock Transfer Instructions and will pay those dividends to Ms. Withey and Mr. Martin only as and to the extent their shares become free for transfer.

         On December 2, 1999, Homegrown Holdings Corp., now known as Homegrown Natural Foods, Inc., purchased 1,000,000 of Annie's Series A Preferred Stock and entered into Stock Collar Agreements with Mr. Martin and Ms. Withey. Those agreements provide Homegrown Natural Foods, Inc. with a stock collar on certain shares of Annie's Common Stock owned by Ms. Withey and all of the Annie's Common Stock owned by Mr. Martin. Specifically, Homegrown Natural Foods, Inc. was granted an option to purchase 1,677,691 shares of Annie's Common Stock held by Mr. Martin and 900,000 shares of Annie's Common Stock held by Ms. Withey, each exercisable as quickly as those shares are released from the Stock Transfer Instructions, and with an exercise price of $2.00 per share. In addition, Mr. Martin was granted an option to sell 1,677,691 shares of Annie's Common Stock held by him to Homegrown Natural Foods, Inc. at $1.92 per share, exercisable fifteen days after Homegrown Natural Foods, Inc.'s call option is exercisable. Ms. Withey was granted an option to sell 900,000 shares of Annie's Common Stock held by her Annie's to Homegrown Natural Foods, Inc. for $1.92 per share exercisable fifteen days after Homegrown Natural Foods, Inc.'s call option is exercisable.

         Mr. Martin and Ms. Withey have provided Homegrown Natural Foods, Inc. with an Irrevocable Proxy to vote their shares of Annie's Common Stock subject to the Stock Collar Agreements. Pursuant to the Irrevocable Proxy Agreement, Homegrown Natural Foods, Inc. has full power and authority to vote all of Mr. Martin's shares of Annie's Common Stock and 617,418 of Ms. Withey's shares of Annie's Common Stock for a ten year period ending December 1, 2009. Because of these transactions, Homegrown Natural Foods, Inc. acquired control of Annie's on December 2, 1999.

         As a result of the direct public offering, Annie's has approximately 2,500 holders of shares of Common Stock that have been registered under the Securities Act of 1933, as amended, as of the date of this Proxy Statement. Annie's securities are not traded on any market or stock exchange, and no public market maker exists with respect to Annie's securities. However, because Annie's has more than 300 holders of the Common Stock that was registered under the Securities Act in that direct public offering, it is subject to certain filing and reporting requirements with the Securities and Exchange Commission, including, for example, the preparation of quarterly and annual reports and proxy statements.

         On January 26, 2001, Homegrown Natural Foods, Inc. and Annie's submitted a request for issuance of a "no action" letter from the Secretary of State of the Commonwealth of Massachusetts relating to the Stock Transfer Instructions, their application, and their possible termination. In that request, Homegrown Natural Foods, Inc. requested that the Commonwealth of Massachusetts issue a "no action" letter if the Stock Transfer Instructions were terminated, assuming:

o The Board of Directors of Annie's declared a reverse stock split pursuant to which holders of less than a selected threshold would receive a fractional share of Annie's Common Stock;

o        The stockholders of Annie's approved the reverse stock split; and

o The fractional shares are converted into scrip, with the right: (A) to receive $6.00 per share on a pre -split basis as a preference to Annie's Common Stockholders in a "liquidity event"; and (B) to convert the scrip into fractional shares or whole shares of Common Stock of Annie's in the event that Annie's issues shares in a registered and underwritten public offering or if an acquisition occurs which "enhances shareholder value"; and

o In furtherance of the request, the companies suggested that Annie's and Homegrown Natural Foods, Inc. would be combined, and that such a transaction would unlock shareholder value for both companies by creating a large natural foods company with greater resources and market presence. The request indicated that such a combination would enhance the value of all Annie's security holders, including the holders of the scrip.

         Representatives of Homegrown Natural Foods, Inc. and Annie's met with representatives of the Commonwealth of Massachusetts on March 6, 2001, and conducted several telephone conferences relating to the request.

         In response, on May 23, 2001, the Commonwealth of Massachusetts issued a "no action" letter stating that the Commonwealth of Massachusetts would not recommend enforcement action in the event that the steps outlined in the submission were completed and the Stock Transfer Instructions were terminated.

         [On July __, 2001, Homegrown Natural Foods, Inc. and Annie's sent a letter to the Massachusetts Secretary of State's office outlining the intended reverse stock split as currently proposed and providing the following additional information:

o The factor of the reverse stock split would be 2,000, and not "400 (or such other number as Annie's may determine)," as presented in the original submission to the Commonwealth of Massachusetts;

o As a result of the reverse stock split, all but two holders of Common Stock purchased in the direct public offering were expected to be issued scrip in lieu of fractional shares; and

o Clarification that a merger of Annie's and Homegrown Natural Foods may or may not follow the reverse stock split, and that the terms of the transaction have not been formally proposed, finalized or approved.

As of the date of this Proxy Statement, Annie's has not been contacted by the Commonwealth of Massachusetts with respect to that letter.]

SUMMARY OF THE REVERSE STOCK SPLIT AND ISSUANCE OF SCRIP.

         The Board of Directors of Annie's has approved for presentation to and approval by the stockholders of Annie's an amendment to Annie's Certificate of Incorporation which would effect a 1 for 2,000 reverse stock split of Annie's Common Stock. A copy of the proposed amendment to the Certificate of Incorporation is attached hereto as EXHIBIT A to this Proxy Statement. Pursuant to the proposed amendment, each holder of 2,000 shares of Annie's Common Stock will receive one share of Annie's post-split Common Stock. However, holders that hold fewer than 2,000 shares of Common Stock as of the effective date of the reverse stock split will receive units of scrip in lieu of fractional shares. In such cases, each share of pre-split Common Stock will be converted into one unit of scrip.

         The scrip that will be issued to fractional shareholders as a result of the reverse stock split shall bear no voting rights, no rights to dividends, and no redemption rights. However, each unit of scrip will entitle the holder, in preference to holders of Common Stock (but after payment of the Preferred Stock's preferences), to $6.00 per unit of scrip held by such holder, upon (I) the sale of all or substantially all of the assets of Annie's (a "Sale of Assets"), (II) a merger or consolidation of Annie's pursuant to which Common stock of Annie's is converted into equity securities of a corporation other than one controlling, controlled by or under common control with Annie's and which results in a Change of Control (a "Merger"); (III) a sale of substantially all the outstanding shares of common stock of Annie's by the holders of its voting securities which results in a Change of Control (an "Equity Sale"); or (IV) liquidation or dissolution of Annie's ("Liquidation"). (Sale of Assets, Merger, Equity Sale and Liquidation are collectively referred to as "Corporate Transactions".) In the event that the consideration to be paid or issued to the holders of Annie's Common Stock in a Corporate Transaction consists of property other than cash or cash equivalents, then a provision will be made whereby the holders of scrip shall be paid or issued such property, until the holders of scrip have received $6.00 per unit of scrip (based on the fair market value of such property, as determined in good faith by Annie's Board of Directors) in preference to the holders of Annie's Common Stock, but after the preferences of the Preferred Stock. In the event that Annie's becomes the wholly-owned subsidiary of another corporation (a "Parent") (without involving a Corporate Transaction), then, as a condition to such an arrangement, the above definitions of Sale of Assets, Equity Sale, Merger and Liquidation must apply to the Parent and any Corporate Transaction, and payment of $6.00 per unit of scrip will be made with reference to Corporate Transactions of the Parent. In the event that
(A) Annie's engages in a Corporate Transaction which would result in a payment of more than $6.00 per unit of scrip to the scrip holders if the scrip holders were instead holders of such number of shares of Common Stock equal to 1/2,000 of each such holder's units of scrip, or (B) if Annie's, or its successors, engages in a public offering of securities registered under the Securities Act, then the scrip shall automatically and immediately before the effective time of such transaction be converted into shares of Common Stock at the rate of one share of Common Stock for every 2,000 units of scrip, adjusted for stock dividends, splits, and recapitalizations with respect to the Common Stock after the effective date of the reverse stock split. For the purpose of the rights and preferences of the scrip, the term "Change of Control" means a transaction or series of related transactions in which the holders of all of Annie's voting equity immediately prior to such transaction or transactions hold less than a majority of Annie's (or the surviving entity's) voting equity immediately after such transaction or transactions. The scrip will be transferable to the extent permitted by applicable state and federal securities laws.

         Only shares of Common Stock issued and outstanding as of the effective time of the reverse stock split will be issued scrip in lieu of fractional interests. Holders of options, warrants, or securities convertible into shares of Common Stock (such as the Preferred Stock) that are exercised or converted after the effective date of the reverse stock split will not be issued scrip upon exercise or conversion of such convertible securities. However, in the case of options, warrants, and convertible securities, the conversion or exercise price of such securities will be adjusted accordingly to reflect a 1 for 2,000 reverse stock split of the Common Stock, even if such adjustment would result in the issuance of only fractional shares upon the exercise or conversion of such securities.

         It is anticipated that, after the reverse stock split, Annie's may be a party to a reorganization with Homegrown Natural Foods, Inc. Homegrown Natural Foods, Inc. currently controls Annie's, as it has the right to vote 63.23% of Annie's voting securities. Homegrown Natural Foods, Inc. also currently owns all of Napa Valley Kitchens and Fantastic Foods, both of which are natural or organic food producers. Under an example of a possible proposal presented to the Board of Directors of Annie's for discussion purposes, but which, at the request of Homegrown Natural Foods, the Board has yet to consider at a meeting, Homegrown Natural Foods, Inc. would be merged with and into Annie's, with Annie's surviving the merger. After the merger, Annie's current business and operations would be incorporated into a wholly-owned subsidiary of the surviving corporation. Annie's corporate name would then be changed to Homegrown Natural Foods, Inc. Under the example, each share of Homegrown Natural Foods, Inc. would be exchanged shares of Annie's. However, Annie's would assume certain obligations under a bank line of credit and subordinated promissory notes, and Annie's Common Stock (and the scrip) would be subordinated to Annie's current Preferred Stock as well as certain Homegrown Natural Foods, Inc. redeemable preferred stock. This example is still subject to change and it has not yet been formally made by Homegrown Natural Foods, or approved or even considered by the Annie's Board of Directors. There can be no guarantee that the prospective reorganization will be proposed or completed, or, if it is completed, that it will be completed under the terms outlined in the example.

         Annie's Board of Directors believes that the proposed amendment to the Certificate of Incorporation, and the resulting stock split and issuance of units of scrip to holders of fractional shares of Common Stock is in the best interest of all stockholders, as Annie's Board of Directors believes:

o that the scrip will permit the holders of fewer than 2,000 shares of Common Stock as of the Record Date to indefinitely maintain the economic benefit currently provided by Mr. Martin's and Ms. Withey's Stock Transfer Instructions, notwithstanding the termination of the Stock Transfer Instructions (terminating in part in 2001, and fully terminated in 2005), through a security that is superior in liquidation preference to the Common Stock;

o that the reduction in the number of stockholders and the termination of reporting obligations will improve the ability to raise necessary capital on terms more acceptable to Annie's; and

o that the reverse stock split and issuance of scrip in lieu of fractional shares could result in a termination of the company's reporting obligations under the Securities Exchange Act of 1934, as amended (the "34 Act"), as it will have fewer than 300 holders of the Common Stock that was registered in the direct public offering under the Securities Act of 1933, as amended, and that will result in a significant annual cost savings to Annie's.

         The Board of Directors of Annie's considered alternatives to the proposed transaction (including maintaining reporting status under the '34 Act) but concluded that, given the particular restrictions imposed by Annie's status as a public company and the Stock Transfer Instructions, that the proposed course of action is preferable to such alternatives.

         Possible detriments to the proposal would be, in the case of holders of Common Stock who receive scrip:

o        loss of voting rights and dividend rights; and

o termination of such holders' right to review financial statements and other information as currently presented to the Securities Exchange Commission in the form of quarterly and annual reports.

         Possible detriments to the proposal would be, in the case of holders of Common Stock who remain Common Stockholders after the reverse stock split, subordination of the Common Stockholders' right to payment and distributions (when declared by the Board of Directors) under certain conditions to a new class of security, namely the scrip.

         The Board of Directors believes the reverse stock split and issuance of scrip is fair to all holders of Annie's securities, given the very limited liquidity of Annie's Common Stock and the pending lapse of the Stock Transfer Instructions. The transaction was approved by all of Annie's directors at a June 5, 2001 meeting of the Board of Directors. Mr. Moone, one of Annie's directors, did not attend that meeting, and therefore did not vote on this proposal. The proposal has not been structured to require the separate approval of securityholders unaffiliated with Homegrown Natural Foods, Inc.

         Annie's has not received a report, opinion, or appraisal from any third party indicating the fairness of this transaction to holders of Annie's securities.

FINANCIAL INFORMATION WITH RESPECT TO ANNIE'S.

         Annie's financial statements set forth in Form 10-KSB for the period ended March 31, 2001, and as filed with the Securities and Exchange Commission on July 13, 2001, are incorporated by reference. Stockholders should review such financial statements prior to voting on the proposal set forth in this Proxy Statement

         Annie's auditors, KPMG LLP, are not expected to attend the Meeting.

MANAGEMENT'S DISCUSSION AND ANALYSIS.

         Annie's is engaged in the manufacture, marketing, and sale of premium, all natural and organic macaroni and cheese dinners, all natural pasta meals and other all natural and organic food products. Annie's uses contract packers to manufacture products according to the company's specifications, which include Annie's products' recipes, ingredients, graphics and packaging. Annie's products are sold primarily through distributors to supermarkets and natural and specialty food stores. Annie's also manufactures private label macaroni and cheese house brands for retailers.

         Regional managers and food brokers typically present Annie's products to supermarket or distributor buyers using the company's sales and marketing materials. Annie's management believes that the key competitive factors in influencing a purchasing decision by a supermarket or distributor buyer include the product's quality, packaging, sales history, profitability, and consumer demand. If a supermarket or distributor buyer decides to accept Annie's product, other issues (such as the cost of acquiring shelf space (known as slotting fees) and Annie's specific commitments to marketing programs) are negotiated. Introductory slotting fees and marketing programs often vary from customer to customer. Emphasizing the selling features of Annie's products, our brokers attempt to negotiate the lowest slotting cost. Slotting fees can take the form of cash payments and/or free product allowances. Utilizing our brokers' knowledge regarding specific accounts, Annie's attempts to tailor our introductory marketing programs to each new account.

         In October 1996, Annie's signed a Master Distribution Agreement with Liberty Richter, Inc. The agreement called for them to distribute all of Annie's products throughout the continental United States, except for private label and mail order lines. In addition, Liberty Richter agreed to provide other services, such as order processing, invoicing, record management, sales coverage, broker management, promotion execution, management of sales allowances and trade show participation. In July 1999, Annie's agreed with Liberty Richter to modify the Master Distribution Agreement to allow Annie's to sell products directly to the mass markets that did not buy through distributors in the New England and west coast regions. For the fiscal years ended March 31, 1999 and 2000, Liberty Richter accounted for approximately 87% and 69%, respectively, of Annie's net sales under the Master Distribution Agreement. As of May 31, 2000, Annie's agreed with Liberty Richter to terminate that agreement. As a result of Annie's termination agreement, Liberty Richter has ceased to represent Annie's products as of May 31, 2000. Annie's agreed to reimburse Liberty Richter for all salable products held in Liberty Richter's warehouse. In addition, Annie's paid to Liberty Richter the balance of Liberty Richter's anticipated earnings from the distribution agreement for the calendar year 2000.

         Prior to May 31, 2000, most of Annie's sales were made to Liberty Richter under contract terms allowing certain rights of return on unsold product held by Liberty Richter. The contract called for Liberty Richter to pay Annie's based on terms relating to the receipt of Annie's products by Liberty Richter. Annie's deferred recognition of such sales until the product was sold by Liberty Richter to distributors or supermarket chains. As a result, if Liberty Richter paid Annie's before Liberty Richter sold the products to a third party, Annie's accounted for that payment as an advance from Liberty Richter. If Liberty Richter sold the products to a third party before it paid Annie's, Annie's accounted for such amount as a receivable from Liberty Richter.

         Starting June 1, 2000, Annie's sells products directly to its customers. Annie's has retained Napa Valley Kitchens to provide certain services to replace many of the services that Liberty Richter provided. All promotions and slotting presentations made by Napa Valley Kitchens are subject to Annie's approval. Napa

Valley Kitchens is an affiliate of Homegrown Natural Foods, Inc., which acquired control of Annie's as a result of the transaction described previously.

         Annie's cost of sales consists of the cost of finished product shipped from a contract packer. Annie's purchases raw materials and ships them to a contract packer according to the specifications provided by Annie's, which include the recipes, ingredients, graphics and packaging for the product. Then, the contract packer packages the raw materials into the appropriate boxes and cases according to orders specified by Annie's. The products are shipped directly from the contract packer via common carrier to Annie's main public warehouse in Illinois or to Annie's two satellite warehouses in Massachusetts or California.

         Selling expenses include the costs of product marketing, sales commissions, cost of product distribution and account management. Annie's now contracts directly with food brokers. Annie's brokers' work on a commission basis, generally receiving a 5% brokerage commission of net cash received. Annie's negotiates, through brokers, the cost of acquiring shelf space (introductory slotting fees) as well as the continuing support needed for the product as indicated. Introductory slotting fees can take the form of cash payments and/or free product allowances.

         Annie's sales strategy is to continue to expand supermarket distribution nationally in addition to developing new and unique all-natural and organic food products to sell to Annie's existing customer base.

RESULTS OF OPERATIONS.

         The following table sets forth, as a percentage of net sales, certain items included in Statements of Operations for the years indicated:

                                                         YEARS ENDED MARCH 31,
                                                          2000           2001
                                                          ----           ----
         STATEMENTS OF OPERATIONS DATA:
         Net sales.....................................  100.00%        100.00%
         Cost of sales.................................   53.68          53.37
         Gross profit..................................   46.32          46.63
         Selling expenses..............................   28.43          32.91
         General and administrative expenses...........   12.29           9.38
         Slotting fees.................................    2.06           2.38
         Operating income .............................    3.54           1.96
         Interest expense and borrowing charges........    2.02           0.36
         Interest and other income.....................    0.69           0.71
         Gain on sale of RMFC..........................    0.60           0.00
         Income tax expense............................    0.01           0.01
         Net income ...................................    2.80           2.30

TWELVE MONTHS ENDED MARCH 31, 2000 COMPARED TO TWELVE MONTHS ENDED MARCH 31,
2001.

         NET SALES. Net sales increased by $3,234,052 or 31.51% from $10,264,688 in 2000 to $13,498,740 in 2001. The net sales increase was primarily a result of sales growth of existing products in existing accounts (15.20%), new products (4.59%), and sales from club stores (11.72%).

         GROSS PROFIT. As a percentage of net sales, gross profit increased from 46.32% in 2000 to 46.63% in 2001. This increase was primarily the result of our product mix.

         SELLING EXPENSES. Selling expenses increased by $1,524,217 or 52.23% from $2,918,066 in 2000 to $4,442,283 in 2001 and increased as a percentage of net sales from 28.43% in 2000 to 32.91% in 2001. The increase in selling expenses reflected an increase in spending in marketing costs, including price reductions and trade show appearances, associated with the continued rollout of products in 2001. Freight and warehousing costs increased due to increased sales, increased costs, and the customer base expanding away from shipping points.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $4,318 or 0.34% from $1,261,775 in 2000 to $1,266,093 in
2001 and decreased as a percentage of net sales from 12.29% in 2000 to 9.38% in 2001. The increase in general and administrative expenses is primarily a result of an increase in consultants, insurance, and graphics expenses relating to new products offset by a decrease in payroll and related expenses and professional fees.

         SLOTTING FEES. Slotting expenses increased by $110,759 or 52.47% from $211,076 in 2000 to $321,835 in 2001, and increased as a percentage of net sales from 2.06% in 2000 to 2.38% in 2000. The increase was due to management's decision to continue with expansion plan by purchasing additional shelf space at supermarkets. These slotting fees are required by most supermarkets and are expensed at the time of product introduction.

         INTEREST EXPENSE AND OTHER CHARGES. Interest expense and other charges decreased by $157,971 from $206,756 in 2000 to $48,785 in 2001 and decreased as a percentage of sales from 2.01% in 2000 to 0.36% in 2001. The decrease in interest expense and other charges is the result of lower average line of credit borrowings.

         INTEREST AND OTHER INCOME. Interest and other income increased by $25,584 or 36.14% from $70,800 in 2000 to $96,384 in 2001 and increased as a percentage of sales from 0.69% in 2000 to 0.71% in 2001. The increase was a result of recognizing interest income on notes receivable from stockholders, recognizing income relating to cash repayments on the RMFC note receivable (described below) and recognizing income from coupon inserts.

LIQUIDITY AND CAPITAL RESOURCES.

         Annie's has financed operations to date through a public offering of Common Stock, private sales of equity and convertible debt securities, a line of credit and term loan from a financial institution and cash generated from operations. At March 31, 2001, Annie's had working capital of $1,881,562, an increase of $421,125 over Annie's working capital balance of $1,460,437 at March 31, 2000. The net increase in working capital was primarily attributable to the net income of Annie's.

         Net cash used by operating activities for the year ended March 31, 2001 was $1,017,488 consisting primarily of an increase in accounts receivable offset by net income and an increase in accounts payable. The increase in accounts receivable was attributable to Annie's sales in March 2001.

         Net cash used in investing activities consisted of capital expenditures totaling $131,153 which related to the purchase of plates and dies for new products as well as office equipment.

TAMARIND TREE.

         On August 27, 1998, Annie's acquired certain assets of The Tamarind Tree Ltd. ("Tamarind Tree"). Tamarind Tree produced and marketed an ethnic line of heat and serve vegetarian food entrees. The assets acquired consisted of the Tamarind Tree brand, including the registered trademark, The Taste of India, intellectual property relating to the brand and other tangible and intangible assets that were used in Tamarind Tree's business.

         The purchase price was comprised of cash in the amount of $200,000, legal fees in the amount of $71,038, royalty payments of $10,110, and an advance against royalties in the amount of $75,000, and future royalties and overrides. The royalties are payable by Annie's to Tamarind Tree for five years at the rate of 6% annually on "adjusted net sales." Additionally, overrides are payable by Annie's to Tamarind Tree for five years at the rate of 2% of all sales of certain products and sales in excess of a certain minimum amount of other products. The royalty payments will be accounted for as additional consideration for the purchase of the assets and will be recorded as additional goodwill as the future royalties are earned. Annie's has capitalized the payments of $271,038 and $110,533 of royalties earned subsequent to the acquisition as goodwill.

         Annie's financed the acquisition of Tamarind Tree by entering into a $300,000 term loan with Fremont Financial Corporation. The interest rate on the loan was prime rate plus 3% and called for twenty monthly principal payments of $15,000 commencing October 1, 1998. The loan was secured by all of Annie's assets, including a security interest in the Tamarind Tree Brand, and was guaranteed by the two largest stockholders of the Company. The balance of the term loan was paid in December 1999 upon the closing of the Homegrown Natural Foods, Inc. transaction described below.

1998 LINE OF CREDIT.

         Annie's negotiated a line of credit with a financial institution for $600,000, which closed on February 3, 1998. That line of credit was for a term of two years and was secured by all of Annie's assets and guaranteed by Annie's two largest stockholders at that time. In August 1998, Annie's increased the line of credit to $900,000 and signed a term loan for an additional $300,000 to purchase the Tamarind Tree Brand, as described above. Annie's used the proceeds of the sale of Preferred Stock to Homegrown Natural Foods, Inc. to pay off that line of credit and the term loan with the financial institution.

RAW MATERIALS FOOD COMPANY ("RMFC")

         On July 31, 1997, Annie's acquired all the outstanding shares of RMFC, a Colorado based whole food supplement company, from its two founders for Annie's Common Stock valued at $360,000 and the assumption of certain acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The fair value of assets acquired, including goodwill, was $437,555, and the liabilities assumed totaled $52,610. Goodwill of $400,184 was amortized over twenty years on the straight-line basis.

         On November 13, 1998, Annie's terminated its employment contract with one of the founders of RMFC and repurchased all 30,000 shares of Annie's Common Stock from him. As of June 30, 1999, Annie's consummated an agreement with the other founder of RMFC to sell back to him all of the common stock of RMFC. In payment for that common stock, the founder returned to Annie's 30,000 shares of Annie's Common Stock issued to him as consideration for the original acquisition of RMFC and a note in the amount of $77,000. The note bears interest at 5.79% per annum and the repayment terms are tied to the cash flows of RMFC.

         Annie's recognized a gain of $62,121 on the aforementioned sale of RMFC's common stock, which represents the amount by which the fair value of the 30,000 shares of Annie's Common Stock exceeds the net assets sold. Annie's has deferred any gain recognition relating to the $77,000 note receivable from RMFC until such time as cash flows from RMFC's operating activities are sufficient to fund the repayment of the note.

HOMEGROWN NATURAL FOODS, INC.

         On November 30, 1999, pursuant to a Special Meeting of Annie's Stockholders, Annie's amended its Certificate of Incorporation to authorize one million shares of Annie's Preferred Stock. On December 2, 1999, Homegrown Holdings Corp., now known as Homegrown Natural Foods, Inc., a corporation that was previously unaffiliated with Annie's, purchased one million shares of the Preferred Stock, designated Series A Convertible Preferred Stock, for $2 million. The Series A Convertible Preferred Stock, in the aggregate, has voting rights equivalent to one million shares of Common Stock. The Series A Convertible Preferred Stock has the right to be converted into an equal number of shares of Common Stock and participates in dividends at the same rate as the Common Stock. In the event of a liquidation of Annie's, the Series A Convertible Preferred Stock has a liquidation preference of its par value plus 10% per annum. Certain mergers, consolidations and sales of assets are treated as liquidations for the purpose of determining whether this liquidation preference takes effect.

         In connection with that transaction, Annie's also executed a $1 million five-year promissory note in favor of Homegrown Natural Foods, Inc., with interest at the rate of 9% per annum, and provided a five-year warrant to purchase 1,500,000 shares of Annie's Common Stock with an exercise price ranging from $2.00 per share to $4.00 per share, varying over time. The warrant was independently valued at $372,000. Total costs incurred by Annie's for this transaction were approximately $197,000. These costs were allocated between the debt and equity based on their respective fair values. The promissory note and the warrant were held in escrow pursuant to an Escrow Agreement pending the Company's receipt of the loan proceeds from Homegrown Natural Foods, Inc. However, Homegrown Natural Foods, Inc. never funded the loan and, on October 16, 2000, Annie's and Homegrown Natural Foods, Inc. signed an amendment to the investment agreement terminating the note and the related warrants.

2000 LINE OF CREDIT.

         On May 4, 2000, Annie's entered into an agreement for a $250,000 line of credit with a bank. The line of credit is secured by all of Annie's assets. On November 3, 2000, Annie's replaced the $250,000 line with a $1,000,000 line of credit from another bank (the "Line of Credit"). The Line of Credit calls for an interest rate of the bank's prime rate plus 1% and is secured by all of the assets of the Company. On June 15, 2001, Annie's increased the Line of Credit to $1,500,000.

ORGANIC WHEAT SUPPLIER JOINT VENTURE.

         On July 3, 2001, Annie's and an organic wheat supplier (the "Supplier") entered into a joint venture transaction whereby both Annie's and the Supplier became members of a Delaware limited liability company (the "Joint Venture"). As a member of the Joint Venture, Annie's contributed, or will contribute, all goodwill and intangible assets related to the Joint Venture's business, including relationships with vendors, customers, both potential and current, and all of the Joint Venture's working capital in cash or pursuant to a line of credit (described below). The Supplier contributed, or will contribute, all of its certified organic semolina flour, durum patent flour, durum wheat, other pasta wheat-based flours and products, and other related pasta products to the Joint Venture. The Supplier has also contributed, or will also contribute to the Joint Venture, any purchase order or pending transaction, any accounts receivable, any accounts payable, and any inventory purchased that relates to the Joint Venture's business, as well as all goodwill and intangible assets related to the Joint Venture's business, including relationships with potential and current vendors and customers.

         Pursuant to the terms of the Joint Venture's Limited Liability Company Agreement, responsibility for the business and affairs of the Joint Venture has been allocated between Annie's and the Supplier. Annie's is responsible for providing the Joint Venture's financial accounting, marketing and administrative functions (including billing customers, paying vendors, overseeing licensing, certification, taxation, legal, and certain selling and marketing tasks.) In addition, Annie's has agreed to make available to the Joint Venture a revolving line of credit, the proceeds of which will be available for general business purposes in an amount not to exceed $350,000. This line of credit will be secured by all of the assets of the Joint Venture. Annie's will also make capital contributions to the Joint Venture, up to $125,000, on an as-needed basis to fund the expenses of the Joint Venture.

         The Supplier is responsible for providing the other operational functions for the Joint Venture, including sourcing, manufacturing, marketing, purchasing, logistics, maintaining compliance with organic certification rules and regulations, and quality control. Annie's and the Supplier each receive monthly management fees to reimburse them for the services they provide to the Joint Venture and out-of-pocket costs they will each render on behalf of the Joint Venture. In connection with this transaction, the Supplier assigned its five-year term supply agreement with Annie's to the Joint Venture.

         The net profits and net losses of the Joint Venture for each fiscal year will be allocated equally between Annie's and the Supplier. The Joint Venture will distribute to Annie's certain receivables that the Supplier contributed to the Joint Venture.

         Under the terms of the Joint Venture agreement, Annie's has the option to purchase the Supplier's interest in the Joint Venture in June 2006 for a price equal to one times the Joint Venture's net operating profit after interest and depreciation and before taxes, for the then previous twelve consecutive months.

         As a result of this transaction, both Annie's and the Joint Venture expect to sell durum wheat to other companies in the expanding organic wheat market. Annie's also believes that this transaction will result in a more stable supply and price for Annie's organic wheat requirements.

CAPITAL NEEDS.

         Annie's primary capital needs are for developing new products to sell to its existing consumer base and expansion into national supermarket distribution. Annie's anticipates that the funds available from the Line of Credit together with funds generated from operations will be sufficient to meet liquidity needs for the next twelve months. However, Annie's might still need additional capital in the future to fully implement its business strategies. If such capital is unavailable either because of general market conditions or the results of our operations, Annie's will have to scale back either its investments in new products, or Annie's national supermarket expansion, or both.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND THE ISSUANCE OF SCRIP IN LIEU OF FRACTIONAL SHARES.

STOCKHOLDER PROPOSALS.

         It is contemplated that the next Annual Meeting of Stockholders will be held on or about November 13, 2001. To be eligible for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next Annual Meeting, proposals must be addressed to the Secretary of Annie's and must be received at Annie's principal executive offices not later than July 16, 2001. In order to avoid controversy as to the date on which a proposal was received by Annie's, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

COSTS AND EXPENSES.

         The costs of printing and mailing proxies will be borne by Annie's. In addition to soliciting stockholders by mail through its regular employees, Annie's may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Annie's registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of Annie's may also be made of some stockholders following the original solicitation.



                                          By Order of the Board of Directors

                                          /s/ John Foraker
                                          -----------------------------------
July 13, 2001                             John Foraker, Chairman of the Board

                                 [COMPANY LOGO]

TO ANNIE'S STOCKHOLDERS:

ANNIE'S HOMEGROWN INC. IS YOUR COMPANY!

AS ANNIE'S STOCKHOLDERS, YOU HAVE AN OPPORTUNITY TO VOTE ON ISSUES THAT AFFECT YOUR COMPANY. PLEASE RETURN YOUR PROXY CARD IN THE ADDRESSED STAMPED ENVELOPE AS SOON AS POSSIBLE WITH YOUR VOTE OR FOLLOW THE SIMPLE INSTRUCTIONS FOR VOTING BY TELEPHONE OR INTERNET. THANK YOU FOR SHARING IN THE FUTURE OF ANNIE'S.


                                   DETACH HERE
--------------------------------------------------------------------------------

                                      PROXY

                             ANNIE'S HOMEGROWN, INC.

                                 395 Main Street
                         Wakefield, Massachusetts 01880

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                  JULY 23, 2001

THIS PROXY IS SOLICITED ON BEHALF OF ANNIE'S HOMEGROWN INC.'S BOARD OF DIRECTORS

The undersigned hereby appoints John Foraker and Paul Nardone, and each of them singly, true and lawful agents and proxies for the undersigned, with full power of attorney and power of substitution, to represent the undersigned and vote all shares of capital stock of any class that the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting") of Annie's Homegrown Inc. (the "Company") to be held on July 23, 2001, at noon (Boston time), at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts 02109, or at any adjournment thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders and accompanying Proxy Statement, each dated July 13, 2001, receipt of which is hereby acknowledged.


SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE

-----------------                           ----------------
VOTE BY TELEPHONE                           VOTE BY INTERNET
-----------------                           ----------------
It's fast, convenient, and immediate!       It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone        is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

======================================      ====================================
Follow these four easy steps:               Follow these four easy steps:

1. Read the accompanying Proxy              1. Read the accompanying Proxy
   Statement/Prospectus and Proxy Card.        Statement/Prospectus and Proxy Card.

2. Call the toll-free number                2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).            http://www.eproxyvote.com/eqsah

3. Enter your 14-digit Voter Control        3. Enter your 14-digit Voter Control
   Number located on your Proxy Card           Number located on your Proxy Card
   above your name.                            above your name.

4. Follow the recorded instructions.        4. Follow the instructions provided.
======================================      ====================================

YOUR VOTE IS IMPORTANT!                     YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                Go to http://www.eproxyvote.com/eqsah anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                   DETACH HERE


    Please mark
[X] votes as in
    this example.


1. To approve an amendment to the Certificate of Incorporation, as amended, of Annie's Homegrown, Inc. which shall effect a 1 for 2,000 reverse stock split of Annie's Homegrown, Inc. Common Stock, par value $0.001, and cause the issuance of scrip to holders that, as a result of that stock split, would hold less than one share of Common Stock, all as set forth on the Certificate of Amendment to the Certificate of Incorporation attached as an exhibit to the Proxy Statement, dated July 13, 2001.

    FOR        AGAINST        ABSTAIN
    [ ]          [ ]            [ ]



MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]


IMPORTANT: Please date this Proxy and sign exactly as your name(s) appear(s) hereon. If stock is held jointly, each owner should sign. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title as such.


Signature:_______________  Date:_______  Signature:_______________  Date:_______